Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Finwise Bancorp of our report dated May 13, 2021, relating to the consolidated financial statements of Finwise Bancorp and subsidiary, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Spokane, Washington
July 15, 2021